Exhibit (d)(8)

Amended Schedule A

Dated June 5, 2018

to the

Investment Sub-Advisory Agreement

dated February 12, 2018

between

AdvisorShares Investments, LLC

and

Dorsey, Wright & Associates, LLC

A.	List of Funds

AdvisorShares Dorsey Wright ADR ETF

AdvisorShares Dorsey Wright Micro-Cap ETF

AdvisorShares Dorsey Wright Short ETF

B.	Sub-Advisory Fee

In accordance with Section 5 of the Agreement, the sub-advisory fee shall be computed and paid at the annual rate of 0.25% as follows:

At the end of each month during the term of the Agreement, Advisor shall calculate the average daily net asset value of each Fund during the month by (i) adding together the daily net asset values of the Fund, as determined by the administrator of the Fund on each day during the month, and then (ii) dividing such sum by the number of daily net asset value amounts determined in (i) above. The resulting average daily net asset value then is multiplied by the basis point amount, divided by the number of days in the fiscal year, and then multiplied by the days in the current month, resulting in the monthly payment to be paid to Sub-Adviser by Adviser.

Each monthly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within thirty (30) days of the end of the month.

C.	Exclusivity of Services

Notwithstanding Section 3 of the Agreement, but otherwise subject to the terms and conditions of the Agreement, Sub-Adviser agrees that it shall not grant a license to use the specific strategy utilized in the management of either the AdvisorShares Dorsey Wright Micro-Cap ETF or the AdvisorShares Dorsey Wright Short ETF within an actively managed exchange traded fund (ETF) listed in the United States for a period of one (1) year from the date Sub-Adviser begins actively managing the Assets of the applicable Fund.

Agreed and Accepted:

AdvisorShares Investments, LLC		Dorsey, Wright & Associates, LLC

By:	/s/ Dan Ahrens	By:	/s/ Jay M. Gragnani
Dan Ahrens		Jay M. Gragnani
Managing Director		Executive Vice President